Exhibit 99.1
Biogen Idec Media:
Jennifer Neiman, 617-914-6524
Senior Manager, Public Affairs
Biogen Idec Investor Relations:
Eric Hoffman, 617-679-2812
Director, Investor Relations
Biogen Idec Announces Proposal to Acquire All Outstanding Shares of Facet for $14.50 per Share in Cash
Cambridge, MA, September 4, 2009 — Biogen Idec Inc. (NASDAQ:BIIB) today announced that it has submitted a proposal to the Board of Directors of Facet Biotech Corporation (NASDAQ: FACT) to acquire all of the outstanding shares of Facet for $14.50 per share in cash. The all-cash offer represents a premium of approximately 64% over the closing price of Facet’s common stock on September 3, 2009.
In a letter to Facet’s Board of Directors, Biogen Idec’s President and Chief Executive Officer James C. Mullen stated that Biogen Idec believes the transaction makes compelling business sense for both companies and is in the best interests of their respective shareholders. The letter underscored that the $14.50 per share, all-cash offer represents an extremely attractive opportunity for Facet’s shareholders to realize today the future value of their company. Mr. Mullen also stated that Biogen Idec believes the transaction would enable the important multiple sclerosis and solid tumor clinical programs that the companies have been working on in collaboration for nearly four years to have the best chance of reaching the market and improving patients’ lives.
Biogen Idec and Facet have been working together since 2005 under a collaboration agreement pursuant to which they have been jointly developing daclizumab for the treatment of relapsing multiple sclerosis and volociximab (M200) for the treatment of solid tumors.
Biogen Idec’s proposal is not subject to any financing contingency or approval by Biogen Idec shareholders. Biogen Idec has asked to meet with the Facet Board and its advisors and stated that it is prepared to commit all necessary resources to complete a transaction expeditiously.
Biogen Idec has engaged Leerink Swann LLC as financial advisor and Wachtell, Lipton, Rosen & Katz as legal counsel in connection with the proposed transaction.
Biogen Idec’s interest in acquiring Facet was first conveyed on August 17, 2009 by Mr. Mullen to Faheem Hasnain, President and Chief Executive Officer of Facet. That interest was confirmed in a letter sent to Mr. Hasnain and the Board of Directors of Facet on August 21 proposing a purchase price of $15.00 per share. The August 21 letter stated that it was very important to Biogen Idec that Facet not undertake any material commercial or strategic transactions prior to the consummation of a transaction with Biogen Idec. On August 28, Facet announced a collaboration with Trubion Pharmaceuticals, which Biogen Idec believes reduces the value of Facet, as apparently do Facet’s investors, as evidenced by the 22% reduction in Facet’s stock price since announcing the Trubion collaboration.
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Page 2 Biogen Idec Announces Proposal to Acquire All Outstanding Shares of Facet for $14.50 Per Share in Cash
As a result, a revised proposal to acquire Facet for $14.50 per share was conveyed to Mr. Hasnain in a letter sent to Facet’s Board of Directors on September 4, 2009. The full text of the letter follows:
September 4, 2009
Facet Biotech Corporation
Board of Directors
c/o Faheem Hasnain, President and Chief Executive Officer
1500 Seaport Boulevard
Redwood City, CA 94063
Dear Faheem:
We are deeply disappointed Facet chose to announce a collaboration with Trubion on the day you and I were scheduled to discuss Biogen Idec’s all-cash proposal to acquire Facet, which you rejected on August 25.
Moreover, the timing of the Trubion collaboration follows a sequence of events that suggest you have no interest in having a bona fide discussion with us about a combination of our two companies. As we have stated, we believe such a combination makes compelling business sense for both of our companies and is in the best interests of our respective shareholders.
•	On August 17, you and I spoke and I proposed various alternatives to working together including combining our two companies. On that call, we agreed to speak again later that week.

•	On August 20, you and I spoke and I conveyed Biogen Idec’s interest in acquiring Facet for $15 per share in cash.

•	On August 21, I sent a letter to you and Facet’s Board of Directors stating Biogen Idec’s proposal to purchase Facet for $15 per share in cash. Our letter included the statement that “our offer assumes, and it is very important to Biogen Idec, that Facet does not undertake any material commercial or strategic transactions between now and the consummation of this transaction,” which reiterated what I communicated to you on our August 17 phone call. The Trubion collaboration is an example of such a transaction.

•	On August 25, you sent us a response rejecting our proposal and suggested we speak on August 28. Notwithstanding that agreement to speak, Facet announced the collaboration with Trubion prior to our call.
Accordingly, we have decided to disclose publicly our interest in pursuing a business combination with Facet. We believe your collaboration with Trubion reduces Facet’s value, as apparently do Facet’s investors, as evidenced by the 22% reduction in Facet’s stock price since announcing the Trubion collaboration. As a result, we are lowering the price we are offering to acquire Facet.
We are proposing to acquire Facet for $14.50 per share in cash, which represents a premium of approximately 64% over the closing price of Facet’s common stock on September 3, 2009.
The price Biogen Idec is proposing represents an extremely attractive opportunity for Facet’s shareholders to realize today the future value of your company. In addition, we believe this transaction will enable the important multiple sclerosis and solid tumor clinical programs that we have been working on in collaboration for nearly four years to have the best chance of reaching the market and improving patients’ lives.
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Page 3 Biogen Idec Announces Proposal to Acquire All Outstanding Shares of Facet for $14.50 Per Share in Cash
Biogen Idec has engaged Leerink Swann LLC as financial advisor and Wachtell, Lipton, Rosen & Katz as legal counsel to assist us in completing this transaction. Our offer would not be subject to approval by the shareholders of Biogen Idec and is not subject to any financing contingency. We do not foresee any regulatory or other impediment to closing. Any definitive transaction documentation will be subject to the approval of our Board of Directors and would contain conditions completely customary for a transaction of this nature.
We and our advisors are prepared to meet with you and your advisors to answer any questions you may have about our offer. We would like to complete a transaction expeditiously and we are prepared to commit all necessary resources to achieve this goal.
If you are interested in negotiating a transaction, please call me as soon as possible.
Sincerely,
James C. Mullen
President and Chief Executive Officer
About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Biogen Idec is a global leader in the discovery, development, manufacturing, and commercialization of innovative therapies. Patients in more than 90 countries benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis, and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.
Statement on Cautionary Factors
This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of Facet. Subject to future developments, additional documents regarding a transaction with Facet may be filed with the Securities and Exchange Commission (the “Commission”) and, if and when available, would be accessible for free at the Commission’s website at www.sec.gov. Investors and security holders are urged to read such disclosure documents, if and when they become available, because they will contain important information. The disclosure documents may also be obtained for free from Biogen Idec, if and when available, by directing a request to Biogen Idec Inc., 14 Cambridge Center, Cambridge, MA 02142 Attention: Investor Relations.
No assurance can be given that the proposed transaction described in this press release will be successfully completed, or completed on the terms proposed or any particular schedule, that the proposed transaction will not incur delays in obtaining any approvals required for a transaction or that we will realize the anticipated benefits of any proposed transaction.
Any statements made in this press release that are not statements of historical fact, including statements about our beliefs and expectations, including the proposed acquisition of Facet, are forward-looking statements within the meaning of the federal securities laws and should be evaluated as such. Forward-looking statements include statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions.
Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could cause actual results or events to differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements include: our ability to successfully complete any proposed transaction or realize the anticipated benefits of a transaction; delays in obtaining
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Page 4 Biogen Idec Announces Proposal to Acquire All Outstanding Shares of Facet for $14.50 Per Share in Cash
any approvals required for the transaction, or an inability to obtain them on the terms proposed or on the anticipated schedule; and other factors described generally in Biogen Idec’s periodic reports filed with the Commission. Forward-looking statements, like all statements in this press release, speak only as of the date of this press release (unless another date is indicated). Unless required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
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